EXHIBIT 99.1

          Moldflow Reports First Fiscal Quarter 2005 Results

    WAYLAND, Mass.--(BUSINESS WIRE)--Oct. 28, 2004--Moldflow
Corporation (NASDAQ:MFLO):

    -- First quarter revenue grows 47% year-over-year to $14.0 million

    -- Almost four-fold increase year-over-year in quarterly earnings per share to $0.15

    -- Company extends reach into mainstream product design market with introduction of MoldflowWorks

    Moldflow Corporation (NASDAQ:MFLO) today announced the results for its first fiscal quarter of 2005. Worldwide revenue of $14.0 million for the quarter ended September 25, 2004 represented a 47% increase from the corresponding quarter of fiscal 2004. For the first fiscal quarter of 2005, Moldflow reported net income, as measured under generally accepted accounting principles ("GAAP"), of $1.7 million, or $0.15 per diluted share, a significant increase compared to net income of $417,000, or $0.04 per diluted share, during the same quarter of fiscal 2004. Earnings per diluted share for the first quarter of fiscal 2005 include the impact of a one-time tax benefit of $230,000, or $0.02 per diluted share, arising from the recognition of certain deferred tax assets.
    Roland Thomas, Moldflow's president and CEO said, "I am pleased to report on the results for the first quarter of our 2005 fiscal year, a quarter which was highlighted by significant year-over-year growth in both revenue and earnings. In this first fiscal quarter, we observed the normal seasonal trends associated with the summer quarter, and as a result, experienced a small sequential decline in total revenues consistent with our expectations. However, by carefully managing the growth in our operating spending, we continued to generate profits that were considerably higher than in the same quarter of last year."
    He added, "During the first fiscal quarter, we took steps to continue our technology and market leadership in optimization of the design-through-manufacture process for plastic parts. Within our Design Analysis Solutions business unit, we released a new product, MoldflowWorks, targeted at customers who use Dassault Systemes' SolidWorks mechanical design product in the design of parts and molds. In June, we announced, along with SolidWorks, the availability of MoldflowXpress, an entry-level plastics analysis tool that is deeply integrated into the SolidWorks design product. MoldflowWorks, based on the same patented technology that underlies our Moldflow Plastics Advisers(R) product line, offers an upgrade path for SolidWorks users who need more than the basic functionality provided by MoldflowXpress. We believe that, through this alliance with SolidWorks, the MoldflowXpress and MoldflowWorks products will reach a large audience of potential users who are not currently aware of the opportunities available to them from the significant productivity gains and cost savings that can arise from optimization of their designs during the earliest stages of part and mold design."
    Thomas noted, "In addition to delivering our MoldflowWorks product to the large mid-range product and mold design market, we extended our technological leadership at the high-end of the market with the release of Moldflow Plastics Insight 5.0. MPI 5.0 is the industry's most comprehensive simulation and analysis application, offering 19 distinct modules that can be used to simulate nine unique molding processes. Further, because it contains the world's largest proprietary materials database of approximately 8,000 materials characterized for use in plastic CAE analysis, it continues to hold its leadership position for plastics engineers who require access to the broadest and deepest capabilities for simulation of plastic molding processes."
    He continued, "In our Manufacturing Solutions business unit, we took additional steps along our planned path toward the technical integration of our products aimed at the optimization of the plastics manufacturing process on the shop floor. In addition, we further developed our sales channels in Latin America, Europe and Asia with the addition of several indirect sales representatives, as we seek to deliver our suite of process monitoring, optimization and control products to a wider global audience of target customers for these products. We expect that this strategy will allow us to continue to grow this business effectively."
    He concluded, "The operating results for the first quarter are a reflection of the solid foundation we have laid for the achievement of our business plans for this fiscal year and going forward into the future."

    First Quarter Highlights

    First quarter 2005 revenue totaled $14.0 million and represented an increase of 47% over the same period in the prior year. Excluding the impact of movements in foreign currency exchange rates, total revenue in local currencies increased 41% over the corresponding period of the prior year. On a sequential basis, total revenue in the first fiscal quarter decreased 8% from the fourth fiscal quarter of 2004, while the decrease in revenue on a constant currency basis was 9%, as currency movements had a negligible impact.
    Total product revenue for the first quarter of fiscal 2005 of $7.9 million increased by 82% over the same quarter of fiscal 2004 and decreased 12% sequentially from the preceding quarter, consistent with seasonal trends. On a constant currency basis, product revenue increased 75% over the same quarter of fiscal 2004 and decreased 13% sequentially from the preceding quarter. Services revenue, primarily comprised of revenue from annual maintenance and support contracts, was $6.1 million for the first quarter of fiscal 2005, up 17% from the same quarter in fiscal 2004 and down 3% from the preceding quarter. On a constant currency basis, services revenue increased 12% from the same quarter in fiscal 2004 and decreased 3% from the preceding quarter.
    Revenue from the Design Analysis Solutions segment totaled $10.6 million during the first quarter of 2005, representing 76% of total revenue and increased 29% over the same quarter of the prior year. First quarter revenue from the Manufacturing Solutions segment totaled $3.4 million, contributing 24% of total revenues, and increased 169% over the first quarter of fiscal 2004.
    On a regional basis, revenue in the Americas represented 36% of Moldflow's total revenue for the first quarter of fiscal 2005, while revenue in the Asia Pacific and Europe regions represented 33% and 31% of total revenue, respectively. In total, approximately 90 new customers were added during the quarter.
    As of September 25, 2004, the Company had $52.8 million in cash and marketable securities and no long-term debt. Cash flow from operations in the first quarter of fiscal 2005 was $1.2 million and capital expenditures, including capitalized software development costs, were $728,000.

    Business Outlook

    The current business outlook is based on information as of October 28, 2004 and is current as of that day only. Moldflow expects revenue for the second fiscal quarter of 2005 to be between $14.6 million and $15.3 million and net income per diluted share, measured under GAAP, to be between $0.10 and $0.12 per share, assuming an effective income tax rate in the range of 31% to 32%. For the full fiscal year, Moldflow expects revenue between $60.0 million and $63.0 million, with expected net income per diluted share to be in the range of $0.52 to $0.57.

    Financial Results

    The unaudited condensed consolidated financial statements for the first fiscal quarter ended September 25, 2004 follow.

    Information Dissemination

    Moldflow will host a conference call to discuss the first quarter of fiscal 2005 results and future outlook at 11:00 a.m. US Eastern time today. A live Webcast of the conference call, together with this press release and supplemental financial information, can be accessed through the Company's Website at www.moldflow.com in the Investor Information section. In addition, the call, press release and supplemental information will be archived and can be accessed through the same link.

    About Moldflow Corporation

    Moldflow (NASDAQ: MFLO) is the leading global provider of automation and optimization software, enabling hardware and hot runner process control solutions for the plastics injection molding industry. Companies use Moldflow's complete suite of products to address plastic part design issues at the earliest possible stage as well as to maximize productivity and profitability on the manufacturing floor. Moldflow Plastics Labs (MPL) offers state-of-the-art material testing and consulting services. Its extensive materials database is also used in Moldflow software products. Moldflow's collaboration with academia, industry, and customers around the world has led to a reputation for constant innovation in the complete design-to-manufacture process. Headquartered in Wayland, Massachusetts, Moldflow has offices and research and development centers in the United States, Europe, Australia, and Asia. For more information, visit www.moldflow.com.

    Note to Editors: Moldflow, Moldflow Manufacturing Solutions, MMS, Moldflow Plastics Advisers and MPA are trademarks or registered trademarks of Moldflow Corporation or its subsidiaries worldwide. All other trademarks are properties of their respective holders.

    Cautionary Statement Regarding Forward-Looking Information

    Pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, the Company notes that any statements contained in this press release that are not historical facts are forward looking statements. Such forward looking statements include, but are not limited to, those regarding Moldflow's or management's intentions, hopes, beliefs, expectations, projections or plans for the future and statements regarding: (i) Moldflow's market leadership and competitive position in its market segments,
(ii) the business impact of new product introductions, and (iii) the Company's business outlook including revenue and earnings guidance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include: (i) with respect to the Company's market leadership and competitive position, the risks that a renewed economic downturn will adversely impact the market for the Company's products, that competitors will emerge with greater resources or unforeseen technological breakthroughs and that our Manufacturing Solutions products will have a longer sales cycle than our Design Analysis products, (ii) with respect to the business impact of new product introductions, the risk that such products will not be completed and released on schedule or achieve market acceptance, which could lead to lower revenues in this and other fiscal quarters, and
(iii) with respect to the Company's business outlook, the risks that a continued weak world economy will further slow capital spending by the Company's prospective customers, that the Company may not be able to recognize the revenue derived from orders received, that the sales cycle may lengthen based on the larger average deal sizes for our Manufacturing Solutions products, that foreign currency fluctuations may adversely affect our financial results, that our distribution partners will not achieve their revenue objectives, that the overall mix of revenue differs materially from that projected, and that changes in US or foreign tax legislation, or ongoing tax inquiries and tax audits may result in a higher level of income tax expense than that projected, as well as other risks and uncertainties detailed from time to time in reports filed by Moldflow with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended June 30, 2004 as well as its subsequent quarterly and annual filings. Revenue and earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. In addition, as noted above, there are numerous factors that may cause actual results to differ materially from the guidance provided. The Company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.


                         Moldflow Corporation
              Unaudited Consolidated Statement of Income
                   (in thousands, except per share)

                                             Three Months Ended
                                    ----------------------------------
                                        September 25,    September 27,
                                            2004             2003
                                      ---------------  ---------------

Revenue:
   Product                              $      7,927     $      4,354
   Services                                    6,055            5,157
                                      ---------------  ---------------
   Total revenue                              13,982            9,511
                                      ---------------  ---------------

Costs and expenses:
   Cost of product revenue                     1,841              638
   Cost of services revenue                    1,295              629
   Research & development                      1,645            1,593
   Selling & marketing                         4,695            4,186
   General & administrative                    2,510            1,914
  Amortization of intangible assets               79              111
                                      ---------------  ---------------
  Total operating expenses                    12,065            9,071
                                      ---------------  ---------------

Income from operations                         1,917              440

Interest income                                  346              268
  Other income (loss), net                       (58)             (43)
                                      ---------------  ---------------

Income before income taxes                     2,205              665
Provision for income taxes                       460              248
                                      ---------------  ---------------

Net income                              $      1,745     $        417
                                      ===============  ===============

Net income per common share:
   Basic                                $       0.16     $       0.04
   Diluted                              $       0.15     $       0.04
Weighted average shares:
   Basic                                      10,628           10,049
   Diluted                                    11,362           10,580


                         Moldflow Corporation
            Unaudited Condensed Consolidated Balance Sheet
                            (in thousands)

                                               September 25,  June 30,
                                                      2004      2004
                                               -------------  --------

Assets
Current assets:
  Cash and cash equivalents                         $38,879   $35,987
  Marketable securities                              13,943    15,665
  Accounts receivable, net                            8,180     8,578
  Inventories, prepaid expenses and other current
   assets                                             6,717     6,751
                                                    --------  --------
    Total current assets                             67,719    66,981

Fixed assets, net                                     3,759     3,502
Goodwill and other acquired intangibles assets, net  20,506    20,611
Other assets                                          3,538     3,264
                                                    --------  --------

    Total assets                                    $95,522   $94,358
                                                    ========  ========

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                  $ 2,702   $ 3,251
  Accrued expenses                                    9,868     9,653
  Deferred revenue                                    8,937    10,013
                                                    --------   -------
    Total current liabilities                        21,507    22,917

Deferred revenue                                        520       605
Other long-term liabilities                           1,236     1,257
                                                    --------   -------
    Total liabilities                                23,263    24,779
                                                    --------   -------

Stockholders' Equity:
  Common stock                                          107       106
  Additional paid-in capital                         67,818    67,554
  Retained earnings / (accumulated deficit)             283    (1,462)
  Accumulated other comprehensive income              4,051     3,381
                                                    --------   -------
    Total stockholders' equity                       72,259    69,579
                                                    --------   -------

    Total liabilities and stockholders' equity      $95,522   $94,358
                                                    ========   =======


                         Moldflow Corporation
       Unaudited Condensed Consolidated Statement of Cash Flows
                            (in thousands)


                                               Three Months Ended
                                           ---------------------------
                                           September 25, September 27,
                                                 2004           2003
                                           -------------  ------------


Cash flows provided by operating activities     $ 1,172      $    287
Cash flows provided by investing activities         994         1,579
Cash flows provided by financing activities         265           169
Effect of exchange rate changes on cash
 and cash equivalents                               461           370
                                            ------------  ------------
Net increase in cash and cash equivalents         2,892         2,405

Cash and cash equivalents, beginning of period   35,987        38,320
                                            ------------  ------------

Cash and cash equivalents, end of period        $38,879      $ 40,725
                                            ============  ============


    CONTACT: Moldflow corporate contact:
             Dawn Soucier, 508-358-5848 x234
             dawn_soucier@moldflow.com
             or
             Investor relations contact:
             Suzanne MacCormack, 508-358-5848 x239
             suzanne_maccormack@moldflow.com